Filed Pursuant to Rule 433
Registration Statement No. 333-218604-2
July 7, 2017

July 2017 - Credit Suisse Market-Linked Notes

Please find the summary of the indicative terms for our July offerings below. All terms, including but not limited to the contingent coupon rate, upside participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our July offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Indications Due By 7/19/2017 4:00 PM EST

BROKERAGE OFFERINGS
INCOME / CASH FLOW ALTERNATIVES
3 Year S&P 500® Russell 2000® Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 6.00% and 7.00% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BCE1	S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[6.00-7.00]%	2.00%	U2173	U2173	7/21/17	7/26/17	7/27/20
3 Year Russell 2000® Euro Stoxx 50® Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 7.50% and 8.50% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BCG6	Russell 2000® Index and Euro Stoxx 50® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[7.50- 8.50]%	2.00%	U2175	U2175	7/21/17	7/26/17	7/27/20

GROWTH ALTERNATIVES
6 Year S&P 500® Russell 2000® Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 48.00% and 51.00% (to be determined on the Trade Date). However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BCJ0	S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[48.00- 51.00]%	3.25%	T1063	T1063	7/21/17	7/26/17	7/26/23

FEE BASED OFFERINGS
INCOME / CASH FLOW ALTERNATIVES
3 Year S&P 500® Russell 2000® Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 7.50% and 8.50% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BCF8	S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[7.50-8.50]%	U2174	U2174	7/21/17	7/26/17	7/27/20
3 Year Russell 2000® Euro Stoxx 50® Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 9.10% and 10.10% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier Level	Contingent Coupon Rate*	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity
22550BCH4	Russell 2000® Index and Euro Stoxx 50® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[9.10-10.10]%	U2176/A	U2176/A	7/21/17	7/26/17	7/27/20

GROWTH ALTERNATIVES
6 Year S&P 500® Russell 2000® Digital Barrier Notes
If the Final Level of the Lowest Performing Underlying is greater than its Knock-In Level, investors will receive a Redemption Amount that will equal the principal amount of the securities they hold multiplied by the sum of one plus the Fixed Payment Percentage, which is expected to be between 53.30% and 56.30% (to be determined on the Trade Date). However, investors will not participate in any appreciation of the Underlyings beyond the Fixed Payment Percentage. If a Knock-In Event occurs, investors will lose 1% of their principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level.
CUSIP	Underlying(s)	Knock-In Level	Digital Coupon Rate*	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22550BCK7	S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	[53.30-56.30]%	T1064	T1064	7/21/17	7/26/17	7/26/23

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

*All terms, including but not limited to the contingent coupon rate, upside participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our July offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this structured product offering list relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those discussed herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-877-927-7335.